Roger Chacko
Via electronic delivery

May 31, 2019

Dear Roger,
This letter agreement (this "Agreement") sets forth the terms and conditions whereby you agree to provide certain services (as described on Schedule 1) to Pla-Fit Franchise, LLC (the "Company").
1.SERVICES.
1.1    The Company hereby engages you, and you hereby accept such engagement, as a consultant to provide certain services to the Company on the terms and conditions set forth in this Agreement.
1.2    You shall provide to the Company the services set forth on Schedule 1 (the "Services").
1.3    The Company shall not control the manner or means by which you perform the Services, including but not limited to the time and place you perform the Services.
1.4    Unless otherwise set forth in Schedule 1, you shall furnish, at your own expense, the equipment, supplies and other materials used to perform the Services. The Company shall provide you with access to its premises, systems and equipment to the extent necessary for the performance of the Services.
1.5    To the extent you perform any Services on the Company's premises or using the Company's equipment, you shall comply with all applicable policies of the Company relating to business and office conduct, health and safety, and use of the Company’s facilities, supplies, information technology, equipment, networks, and other resources.
2.    TERM. The term of this Agreement shall commence on June 1, 2019 and conclude on June 30, 2019, unless earlier terminated in accordance with Section 10 (the "Term"). At the Company’s option, it may extend the duration of the Term to July 31, 2019, on the same terms as set forth in this Agreement. Any further extension of the Term will be subject to mutual written agreement between the parties.
3.    FEES AND EXPENSES.
3.1    As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you a fixed fee of $35,000 per month (the "Fees"), payable each month on completion of the Services to the Company's satisfaction, as detailed in Schedule 1. You acknowledge that you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.
3.2    You will not be expected to travel in conjunction with your performance of the Services. However, if you agree to travel in conjunction with your performance of the Services, the Company will reimburse you for travel expenses incurred traveling to Planet Fitness Headquarters at the Company’s request. You are otherwise solely responsible for any travel or other costs or expenses incurred by you in connection with the performance of the Services, and in no event shall the Company reimburse you for any such costs or expenses.
3.3    The Company shall pay all undisputed Fees within 14 days after the Company's receipt of an invoice submitted by you.
4.    RELATIONSHIP OF THE PARTIES.
4.1    You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company's behalf without the Company's prior written consent.
4.2    Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining worker's compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.
5.    INTELLECTUAL PROPERTY RIGHTS.
5.1    The Company is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to the deliverables set out on Schedule 1 (collectively, the "Deliverables"), including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights (collectively "Intellectual Property Rights") therein. You agree that the Deliverables are hereby deemed a "work made for hire" as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a "work made for hire," you hereby irrevocably assign to the Company, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.
5.2    Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as "moral rights" (collectively, "Moral Rights"). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.
5.3    Upon the reasonable request of the Company, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record, or enforce its rights in any Deliverables. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Deliverables with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.
5.4     You have no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables. You have no right or license to use the Company's trademarks, service marks, trade names, trade names, logos, symbols, or brand names.
5.5    An action that would otherwise count as trade secret misappropriation will be immunized if the disclosure (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.    CONFIDENTIALITY.
6.1    You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, development, and other information about the Company, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the "Confidential Information"). Any Confidential Information that you develop in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this clause. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.
6.2    Confidential Information shall not include information that:
(a)    is or becomes generally available to the public other than through your breach of this Agreement; or
(b)    is communicated to you by a third party that had no confidentiality obligations with respect to such information.
6.3    You acknowledge that you are aware that the Confidential Information may relate to publicly traded securities and you are aware of the restrictions imposed by applicable securities laws restricting trading in securities while in possession of material non-public information and on communication of such information when it is reasonably foreseeable that the recipient is likely to trade such securities, in reliance on such information. You agree not to trade, either directly or through other persons or entities based on the Confidential Information in a manner that would violate the securities law of any applicable jurisdiction, including, without limitation, the United States securities laws.
6.4    Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to provide written notice of any such order to an authorized officer of the Company within 2 days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company's sole discretion.
7.    REPRESENTATIONS AND WARRANTIES.
7.1    You represent and warrant to the Company that:

(a)    you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement;
(b)    your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;
(c)    you have the required skill, experience, and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;
(d)    you shall perform the Services in compliance with all applicable federal, state, and local laws and regulations;
(e)    the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;
(f)    all Deliverables are and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.
7.2    The Company hereby represents and warrants to you that:
(a)    it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and
(b)    the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.
8.    INDEMNIFICATION.

8.1    You shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from:
(a)    bodily injury, death of any person, or damage to real or tangible, personal property resulting from your acts or omissions; and
(b)    your breach of any representation, warranty, or obligation under this Agreement.
8.2    The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.
9.    INSURANCE. Not applicable.
10.    TERMINATION.
10.1    You or the Company may terminate this Agreement without cause upon 14 days' written notice to the other party to this Agreement. In the event of termination pursuant to this clause, the Company shall pay you on a pro-rata basis any Fees then due and payable for any Services completed up to and including the date of such termination.
10.2    You or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other party does not cure such breach within 10 days after receipt of written notice of such breach.
10.3    Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company's written request, you shall within 5 days after such expiration or termination:
(a)    deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for your use by the Company;

(b)    deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information; and
(c)    permanently erase all of the Confidential Information from your computer systems.
10.4    The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7, Section 8, Section 12, and Section 13, shall survive the expiration or termination of this Agreement.
11.    OTHER BUSINESS ACTIVITIES. You may be engaged or employed in any other business, trade, profession, or other activity which does not place you in a conflict of interest with the Company.
12.    ASSIGNMENT. You shall not assign any rights under this Agreement without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.
13.    MISCELLANEOUS.
13.1    You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.
13.2    All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a "Notice") shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

13.3    This Agreement, together with any other documents incorporated herein by reference, and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
13.4    This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.
13.5    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Hampshire without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the County of Rockingham in any legal suit, action, or proceeding arising out of or based upon this Agreement or the Services provided hereunder.
13.6    If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
13.7     This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

[Remainder of page intentionally left blank.]

Sincerely,
PLA-FIT FRANCHISE, LLC

By:    _______________________________

Kathy Gentilozzi
Chief People Officer

Accepted and Agreed:

Signature: ____________________________
Roger Chacko

Date: ________________________________

SCHEDULE 1